Calculation of Filing Fee Tables
S-8
SM Energy Co
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	457(a)	4,492,289	$ 26.03	$ 116,934,282.67	0.0001531	$ 17,902.64
Total Offering Amounts:						$ 116,934,282.67		$ 17,902.64
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 17,902.64
Offering Note
[1]	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall be deemed to cover an indeterminate number of additional shares of Common Stock of the registrant as may be offered and issued or become issuable to prevent dilution as a result of any stock splits, stock dividends or similar transactions that result in an increase in the number of the registrant's shares of outstanding Common Stock. As described in the Explanatory Note in this Registration Statement, represents 1,952,000 New Shares and 2,540,289 Carryover Shares available for issuance under the Plan. Estimated in accordance with the provisions of Rule 457(c) and Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee, and calculated based upon the average of the high and low prices of the Registrant's Common Stock, as reported on The New York Stock Exchange on July 18, 2025. The Registrant does not have any fee offsets.